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                                                                    EXHIBIT 11.1

                          SPEEDFAM INTERNATIONAL, INC.

                 COMPUTATION OF COMMON STOCK EARNINGS PER SHARE
                          FOR THE YEARS ENDED MAY 31,
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               1993       1994       1995       1996        1997
                                              ------     ------     ------     -------     -------
Net earnings (loss).........................  $ (490)    $2,351     $1,644     $11,821     $20,219
                                              ======     ======     ======     =======     =======
Average number of common shares outstanding
  during the year...........................   7,471      7,475      7,468       9,344      11,349
Add dilutive impact of stock options........     144        144         68         815         778
                                              ------     ------     ------     -------     -------
Weighted average common and common
  equivalent shares.........................   7,615      7,619      8,146      10,159      12,127
                                              ======     ======     ======     =======     =======
Net earnings (loss) per share...............  $(0.06)    $ 0.31     $ 0.20     $  1.16     $  1.67
                                              ======     ======     ======     =======     =======
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